Exhibit 2.1
                                   -----------


                             GDR PURCHASE AGREEMENT
                             ----------------------

This GDR Purchase Agreement (this "Agreement") is made on this 2nd day of November, 2007 ("Effective Date"):

BY AND BETWEEN:

1. Global EPC Ventures Limited, a company incorporated under the laws of British Virgin Islands, having its registered office at British Virgin Islands (hereinafter referred to as the "Seller", which expression shall, unless repugnant to the context or meaning thereof, be deemed to include their respective successors and permitted assigns); and

2. COPYTELE INTERNATIONAL LTD., a company incorporated under the laws of the British Virgin Islands and having its registered office at Icaza Gonzalez-Ruiz & Aleman, (BVI) Trust Limited, Vanterpool Plaza, Second Floor, Wickham Cay 1, Road Town, Tortola, British Virgin Islands, (hereinafter referred to as the "Purchaser", which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns).

(The Seller and the Purchaser will be hereinafter referred to collectively as the "Parties" and individually as a "Party").

WHEREAS:

A. The Seller is in the process of acquiring 1,495,845 global depository receipts of Videocon Industries Ltd. ("Sale GDRs") from the open market.

B. The Purchaser is desirous of purchasing the Sale GDRs and the Seller has agreed to sell the Sale GDRs to the Purchaser in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless repugnant to the context or meaning thereof, the following capitalized terms shall have the following meanings:

         (a) "Completion" shall mean the completion of the Transaction in accordance with the terms of this Agreement;

         (b) "Person" shall mean any natural person, firm, company, governmental authority, joint venture, association, partnership or other entity (whether or not having separate legal personality);

         (c) "Purchase Consideration" has the meaning ascribed to such term in Clause 2.1 herein; and

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         (d)       "Transfer" shall mean and  include  any  direct  or  indirect sale, assignment, lease, transfer, pledge, gift, encumbrance or other disposition of or the subjecting to an encumbrance of, any property, asset, right or privilege or any interest therein or thereto.

1.2      In this Agreement:

         (a) Words importing the singular include the plural and vice versa.

         (b) The words "include" and "including" are to be construed without limitation.

         (c) Reference to statutes shall include any modification or amendment thereto and re-enactment or extension thereof for the time being in force.

         (d)       Headings and bold typeface are only for convenience and shall
                   be  ignored  for  the  purpose  of   interpretation  of  this
                   Agreement.

2.       SALE AND PURCHASE

2.1 The Purchaser hereby agrees to purchase from the Seller and the Seller hereby agree to sell to the Purchaser, as legal and beneficial owners, the Sale GDRs together with all rights, title and interest therein, at a price of US$ 10.83 per Sale GDR amounting to a total aggregate consideration of US$16,200,000 (Sixteen Million Two Hundred Thousand US Dollars) (the "Purchase Consideration"), free from all encumbrances and together with all rights, interest and benefits appertaining to the Sale GDRs (the "Transaction").

2.2 The transactions shall be completed on or before 30th day from the date of execution of this Agreement, as set out in clause 4 hereunder.

2.3 The Seller hereby agrees and undertakes that, until Completion, the Seller shall not Transfer any interest or create any encumbrance on any of the Sale GDRs held by them.

2.4 At the request of the Seller, the Purchaser shall on November 6, 2007, cause the Purchase Consideration to be paid by way of advance to the Seller, by issuing irrevocable instructions to its bank, ICICI Bank UK plc, London, to transfer the Purchase Consideration to the Seller's bank accounts, as per the details given in Schedule I attached herewith, and furnish a copy of such instructions, duly acknowledged by Purchaser's bank, to the Seller. Seller shall hold the Purchase Consideration advanced by Purchaser separate from Seller's other funds and shall use the Purchase Consideration advanced by Purchaser for the sole purpose of acquiring the Sale GDRs.

2.5 If Completion and the transfer of all of the Sale GDRs to Purchaser as provided herein does not occur on or before the 30th day after the date of execution of this Agreement, then, immediately after the 30th day after the date of execution of this Agreement, the Seller shall cause all of the Purchase Consideration advanced to Seller pursuant to Clause
         2.4 to be returned to the Purchaser by issuing irrevocable instructions to Seller's bank to transfer the Purchase Consideration to Purchaser's account at ICICI Bank UK plc, London, and to furnish a copy of such instructions, duly acknowledged by Seller's bank, to the Purchaser.

3.       CONDITIONS PRECEDENT

3.1 The obligation of the Purchaser to purchase the Sale GDRs is subject to the fulfillment, prior to or simultaneously on the Completion Date, of all of the following conditions ("Conditions Precedent") and delivery and execution of the following items in a form and substance satisfactory to the Purchaser, unless any one or more of the following is waived in writing by the Purchaser:

         (a)       Completion of the purchase of the Sale GDRs by the Seller;

         (b) The Parties shall have duly attended to and carried out all corporate procedures that are required under applicable law in connection with this Agreement and the completion of the Transaction contemplated herein, including approval from the board of directors and shareholders, as may be required, for the execution, delivery and performance by the Parties of this Agreement.

4.       COMPLETION

4.1 Completion shall take place within a period of Thirty (30) days from the date of execution of this Agreement ("Completion Date") or on such other date as may be agreed to between the Parties in writing.

4.2 At Completion, the following shall occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated:

         (a) The Seller shall deliver to the Purchaser the original document/slip/receipt evidencing holding of the Sale GDRs by the Seller as well as evidence that the Seller are the owners and are absolutely entitled to the Sale GDRs, in a form and manner as required by the Purchaser.

         (b) The Seller shall sign the required transfer slips/receipt/transfer documents for effecting and evidencing the transfer of the Sale GDRs and forward the same to the concerned depository in order to get the Sale GDRs transferred in the name of the Purchaser and enter the name and other details of the Purchaser as the holder of the Sale GDRs in all relevant records.

5.       REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereby make the following representations and warranties to the other Party, each of which is true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Completion Date:

         (a) this Agreement is being executed by an officer of such Party, duly authorized by the Board to enter into this Agreement, and no further corporate proceedings of such Party are necessary in law, or otherwise, for the execution, delivery, and performance of this Agreement;

         (b)       it has full corporate power  and  authority  to  execute  and deliver this Agreement and to perform all of its duties, obligations and responsibilities arising or created under this Agreement. This Agreement when executed and delivered by such Party shall constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms;

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

         (c) the execution, delivery and performance of this Agreement by such Party will not, conflict with, result in a breach of or default under any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority, or any agreement, arrangement or understanding, written or oral, to which such Party is a party or by which such Party or any of its assets are bound; and

         (d)       there  is no litigation  pending  or,  to  the  best  of  its knowledge, threatened against it, which questions the validity or enforceability of this Agreement or any of the transactions contemplated herein.

5.2 In addition, the Seller hereby makes the following representations and warranties to the Purchaser, clauses 5.2(f) and (g) of which are true and correct in all material respects as of the Effective Date and all of which will be true and correct in all material respects as of the Completion Date:

         (a) the Seller is fully entitled and authorized to acquire and sell the Sale GDRs in the manner and upon the terms and conditions contained in this Agreement;

         (b) the Seller is the absolute legal and beneficial owner, free of all encumbrances, of the Sale GDRs, has validly acquired and is authorized to validly hold the Sale GDRs and all relevant approvals, permits and authorizations in this regard have been obtained and are currently in force and effect;

         (c) the Sale GDRs are freely transferable by the Seller in accordance with the terms and conditions of this Agreement and are not subject to any pre-emption rights, lock-in, non disposal obligations or rights of first refusal for transfers thereof in favour of any Person, whether contractual or otherwise;

         (d) there are no options, agreements or understandings (exercisable now or in the future and contingent or otherwise) which entitle or may entitle any Person to create or require to be created any encumbrance over any of the Sale GDRs held by the Seller;

         (e) the Purchaser will acquire a valid and marketable title to the Sale GDRs held by the Seller and the Sale GDRs to be delivered by the Seller to the Purchaser pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid-up and will be free and clear of all encumbrances and third party rights and interests;

         (f) the Seller is a company duly organized and validly existing under the laws of Cayman Islands and has full power and authority to enter into this Agreement and has taken all necessary corporate approvals (including Board and shareholders approval, if applicable), approvals of lenders, and any other consents, approvals and authorizations for the execution, delivery, and performance of this Agreement;

         (g) the Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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

5.3 In addition, the Purchaser hereby makes the following representations and warranties to the Seller, all of which are true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Completion Date: the Purchaser is a company duly organized and validly existing under the laws of the British Virgin Islands and has full power and authority to enter into this Agreement and has taken all necessary corporate approvals (including Board and shareholders approval, if applicable), approvals of lenders, and any other consents, approvals and authorizations for the execution, delivery, and performance of this Agreement.

6.       INDEMNITY

6.1 Without prejudice to the other rights of the Purchaser, the Seller agrees to indemnify, defend and hold harmless the Purchaser, its shareholders, its affiliates and their respective directors, officers, representatives, employees and agents (the "Indemnified Persons") from and against any and all claims, actions, demands, losses, damages, liability and judgements including such costs, attorney's fees and expenses as may be awarded by a court/arbitral tribunal (collectively "Damages"), incurred by the Purchaser, as a result of, arising from, or in connection with or relating to any matter inconsistent with, or any breach or inaccuracy of any representation, warranty, covenant or agreement made or failure to perform (whether in whole or part) any obligation required to be performed by the Seller pursuant to this Agreement.

7.       CONFIDENTIALITY

7.1 The Seller shall keep all information relating to the other Party, information relating to the Transaction and the Agreement (collectively referred to as the "Information") confidential. The Seller shall not issue any public release or public announcement or otherwise make any disclosure concerning this Agreement, the other Transaction Documents and/or the Transaction, without the prior approval of the other Parties.

7.2 Except for the press release to be issued by the Purchaser or Purchaser's parent entity and the required disclosures to be filed with the US Securities and Exchange Commission, no other press release, notice, disclosure or any other publicity concerning the proposed transaction shall be issued, given or disseminated by the aforesaid without the prior written approval of the other.

7.3 Notwithstanding anything contained herein above, nothing contained herein shall affect the ability of the Purchaser to:

        (a) disclose information relating to the Transaction to its employees, directors or professional advisers including to its affiliates or investors;

        (b) disclose information to any of the regulatory authorities or other person pursuant to the terms of applicable law, any press release as may be statutorily required and in the Web site of the Purchaser,

         (c) to the extent that such Information is in the public domain other than by breach of this Agreement;

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

         (d) to the extent that any of such Information is / are later acquired by the Purchaser from a source not obligated to any other Party hereto, or its affiliates, to keep such Information confidential;

         (e) to the extent that any of such Information was previously known or already in the lawful possession of the Purchaser, prior to disclosure by any other Party hereto; and

         (f) to the extent that any information, materially similar to the Information, shall have been independently developed by the Purchaser without reference to any Information furnished by any other Party hereto, without obtaining the prior written consent of the Seller.

8.       COSTS AND EXPENSES

8.1 Each Party agrees that it shall bear by itself all costs and expenses incurred by it in connection with any discussions, negotiations and investigations undertaken in connection with the subject matter hereof, including without limitation costs and expenses associated with retention of financial, legal, tax and other professional advisers.

8.2 All costs and expenses in relation to and for the consummation of the Transaction including the expenses relating to transfer of the Sale GDRs and other charges payable in respect of the transfer of the Sale GDRs and the execution of the Agreement shall be borne by the Seller.

9.       GOVERNING LAW AND DISPUTE RESOLUTION

9.1      Governing Law
         -------------

         This Agreement and all matters relating hereto, shall be governed by England.

9.2      Dispute resolution
         ------------------

         (a) In the event any Party is in breach of any of the terms of this Agreement, another Party may serve written notice to require the Party in breach to cure such breach within thirty
                   (30) days of the receipt of such written notice thereof.

         (b) In the case of any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach (where such breach has not been cured by the Party in breach within thirty (30) days of a written notice thereof), termination or invalidity hereof, the Parties shall attempt to first resolve such dispute or claim through discussions between senior executives of the Investor.

         (c) If the dispute is not resolved through such discussions within thirty (30) days after one Party has served a written notice on the other Party requesting the commencement of discussions, dispute or claim shall be finally settled by arbitration under the United Nations Commission on International Trade Law Arbitration Rules (the "UNCITRAL Rules") as are in force at the time of any such arbitration. For the purpose of such arbitration, there shall be one arbitrator jointly appointed by the Parties, failing which there shall be three (3) arbitrators in accordance with the

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

                   UNCITRAL Rules (the "Arbitration Board"). The Company shall appoint one arbitrator, and the Investor shall appoint one arbitrator. The two arbitrators shall then jointly appoint a third arbitrator, who shall serve as Chairman of the Arbitration Board.

         (d) All arbitration proceedings shall be conducted in the English language and the place of arbitration shall be in London, England, United Kingdom.

         (e) Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

         (f) The costs and expenses of the arbitration, including, the fees of the third arbitrator on the Arbitration Board, shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its counsel and the arbitrators nominated by it, except as may be otherwise determined by the Arbitration Board. The Arbitration Board would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

         (g) Any award made by the Arbitration Board shall be final and binding on each of the Parties that were parties to the dispute.

10.      NOTICES

10.1 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by seven (7) Business Days' prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by registered airmail or international courier service. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party, (b) if sent by post within the same country, on the fifth day following posting, and if sent by post to another country, on the tenth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatchAny notice or other communications required or permitted hereunder to any party shall be in writing and shall be sufficiently given if personally delivered or sent by overnight courier, first class mail - postage prepaid or transmitted by facsimile (with confirming copy sent by airmail) or other form of recorded communication such as electronic mail:

10.2 The initial address and facsimile for the Parties for the purposes of the Agreement are:


         If to the Purchaser:
         --------------------

         Name            :       CopyTele International Ltd.

         Address         :       c/o CopyTele, Inc.
                                 900 Walt Whitman Road
                                 Melville, New York 11747

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

         Attention       :       Mr. Denis A. Krusos


         Facsimile       :       631-549-5974

         Telephone       :       631-549-5900


         If to the Seller:
         -----------------


         Name            :       Global EPC Ventures Limited

         Address         :       P.O. BOX 196, Post code 124, Rusayl Industrial
                                 Area, Sultanate of Oman

         Attention       :       Mr. Sanjay Karwa

         Facsimile       :       0096 824446166

         Telephone       :       0096 895343648

11.      MISCELLANEOUS

11.1     Nature of Agreement
         -------------------

         It is understood that the Purchaser and the Seller are independent entities engaged in the conduct of their respective businesses. This Agreement shall not constitute them as the agent or partner of each other for any purpose whatsoever.

11.2     Amendment
         ---------

         No modifications or amendment of this Agreement and no waiver of the terms or conditions hereto shall be binding unless made specifically in writing duly executed by the authorised representative of the Parties.

11.3     Severability
         ------------

         If any provision of this Agreement is invalid or unenforceable or prohibited for any reason, this Agreement shall be considered divisible as to such provision which shall be inoperative and shall not be part of the consideration moving from either of the Parties hereto to the other and the remainder of this Agreement shall be valid and binding.

11.4     Waivers
         -------

         No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No forbearance, indulgence or relaxation of any party at any time to require performance of any provision of this Agreement shall in

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

         any way affect, diminish or prejudice the right of such Party to require performance of the same provision and any waiver or acquiescence by any Party of any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

11.5     Specific Performance
         --------------------

         The Parties agree that the Purchaser shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Seller from committing any violation or to enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity.

11.6     Exclusion
         ---------

         This Agreement is personal to the Parties hereto and the rights and obligations arising hereunder shall not be assignable by them except with the prior written consent of the other Parties hereto.

11.7     Counterparts
         ------------

         This Agreement may be executed in one or more counterparts and all such counterparts shall together constitute one agreement binding on all the parties notwithstanding that all of the Parties are not signatories to the original or same counterpart.

11.8     No Agency
         ---------

         No Party shall act as an agent of the other Parties or have any authority to act for or to bind the other Parties.

11.9     Entire Agreement
         ----------------

         This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

11.10    No Assignment
         -------------

         Subject to the provisions of this Agreement, this Agreement is personal to the Company and the Seller and shall not be capable of assignment. Notwithstanding the aforesaid, the Purchaser may assign any of its rights under this Agreement to any Person.

11.11    No Third Party Beneficiaries
         ----------------------------

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Clause 6) under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

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

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FOR AND ON BEHALF OF

GLOBAL EPC VENTURES LIMITED


By: /s/ Sanjay Karwa
    ----------------

Name: SANJAY KARWA

Title: AUTHORISED SIGNATORY




COPYTELE INTERNATIONAL LTD.


By: /s/ Denis A. Krusos
    -------------------

Name: DENIS A KRUSOS

Title: CHAIRMAN & CEO


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